Exhibit 99.1

SPX Corporation (NYSE: SPXC)

SPX Corporation Reports Fourth Quarter and Full Year 2018 Results

Transcription of Call

February 14, 2019, 4:45 PM ET

Call Participants - Company

•              Paul Clegg (VP of Investor Relations, “IR”)

•              Gene Lowe (President and Chief Executive Officer. “CEO”)

•              Scott Sproule (Chief Financial Officer, “CFO”)

Call Participants - Other

•              Damian Karas, UBS

•              Brett Linzey, Vertical Research Partners

•              Robert Barry, Buckingham Research

Operator

Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2018 SPX Corporation’s Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

And I would now like to introduce your host for today’s conference Mr. Paul Clegg (IR), VP of Investor Relations and Communications. Mr. Clegg, you may begin.

Paul Clegg (IR)

Thank you, Muriel. Good afternoon, everyone. Thanks for joining us. With me on the call today are Gene Lowe, our President and Chief Executive Officer; and Scott Sproule, our Chief Financial Officer. A press release containing our fourth quarter and the full-year 2018 results was issued today after market close. You can find the release and our earnings slide presentation, as well as a link to a live webcast of this call in the Investor Relations section of our website at spx.com.

I encourage you to review our disclosure and discussion of GAAP results in the press release and to follow along with the slide presentation during our prepared remarks. A replay of the webcast will be available on our website until February 22. As a reminder, portions of our presentation and comments are forward-looking and subject to Safe Harbor provisions. Please also note the risk factors in our most recent SEC filings. Our comments today will largely focus on adjusted financial results. You can find detailed reconciliations of adjusted figures to their respective GAAP measures in the appendix to today’s presentation.

This quarter, we have revised our segment reporting structure to remove the results of our Heat Transfer business and South African operations from our Engineered Solutions segment and include them as part of an All Other category when reporting our segment results. Our intent is to report these entities as discontinued operations at such time as they meet the accounting requirements to do so. For the Heat Transfer business, we expect this to occur in the first half of 2019. For South Africa, we anticipate reaching substantial completion of the projects by the end of 2019.

There is also a small service business in South Africa that was previously included in the GAAP and adjusted results of Engineered Solutions, for which we are now assessing strategic options and have moved its results into the All Other category. The primary practical impact of this change is a more streamlined disclosure to bridge from our GAAP to adjusted results. It is a minor impact on the reported 2018 results and 2019 guidance for our Engineered Solutions segment. There are other adjustments to our GAAP results that we will discuss in more detail during our prepared remarks.

Finally, we will be hosting an Investor Day in New York on March 5, where we will discuss our vision for SPX, as well as various operational and growth initiatives. The event will be webcast live and archived on our website. If you would like to attend, please contact us through the email address posted in the Investor Relations section of our website. We will also be meeting with investors in the Northeast during the first quarter and participating in the Seaport Global Industrials Conference in Florida on March 20.

And with that, I’ll turn the call over to Gene.

Gene Lowe (CEO)

Thanks, Paul. Good afternoon, everyone. Thanks for joining us. 2018 was a very positive year for SPX, and I’m proud of the work our team has done to drive substantial improvement in our operational and financial performance. On the call today, we’ll give you a brief update on our overall results, segment performances and end market conditions. We’ll also provide guidance before going into Q&A.

Overall solid execution resulted in a very strong year-over-year performance in 2018 with significant improvements in our earnings and cash generation. Adjusted EPS increased 26%, while our segment income grew by $22 million, and we continued to drive strong free cash flow conversion. Both our HVAC and Detection & Measurement segments performed well operationally and we are pleased with the results and pace of our integration of our acquisitions.

We are also excited by the opportunities created by our recent acquisition of Sabik from Carmanah, which enhances our specialty and obstruction lighting platform within our Detection & Measurement segment to include marine solutions.

Our balance sheet remains strong and we remain well positioned to invest for sustainable double-digit earnings growth. Today, we are introducing 2019 guidance of adjusted EPS, excluding amortization, in a range of $2.50 to $2.65 or a midpoint of $2.58.

Turning to our results for Q4 and the full-year 2018, for the quarter, we reported adjusted earnings per share of $0.89, bringing us to full-year adjusted EPS of $2.20 or $2.27 when excluding amortization. Adjusted operating income margin for the quarter was 13.8%, reflecting 350 basis points of increase. For the year, adjusted operating income margin was 9.9% or a 110 basis point increase from the prior year.

A very strong performance in our HVAC segment was a significant driver of the quarter and full-year results in addition to the favorable effect of operational initiatives and the benefit of acquisitions in our Detection & Measurement segment. I appreciate the efforts of all of our employees, and I’d like to specifically call out John Swann and his team in his heating businesses who did a very nice job driving new product initiatives, channel strategies and responding to customer demand during the year.

As always, I’d like to give you a recap on the progress of our value creation initiatives. 2018 was a milestone year for SPX. Over the past three years, we have more than doubled our earnings and margins while transforming SPX into a much healthier, stronger company. Last year, we experienced significant headwinds in input costs that drove us to enhance our sourcing and pricing processes, ultimately making us an even more efficient organization. Despite these headwinds, we achieved our strongest profitability in years.

In 2018, we also closed two acquisitions and announced another that has since closed, and I’m very pleased with the processes and teams we have put into place to manage the integrations. I’m proud of our business, integration and functional teams, who showed great leadership and put in a lot of hard work on these three proprietary transactions. The purchase of CUES and Schonstedt strengthened our global leadership position in location and inspection equipment. Additionally, the recent closing of the Sabik acquisition expands our leading position in engineered specialty lighting solutions.

2018 was also a year where the results of our operational and new product development initiatives became increasingly visible in our results. While colder winter temperatures were a driver of seasonal end market demand for our heating business, our successful development and launch of new high efficiency residential and commercial boilers and our campaign to enhance and deepen our sales and distribution channels were also evident in our share gains and our ability to efficiently meet robust customer demand.

In our Detection & Measurement segment, our initiatives to enhance our global sales penetration of communication technologies markets helped generate strong sales of our wireless spectrum monitoring and communication intelligence products. JB Ballard and his team had numerous project wins and continue to anticipate customer needs and develop market-leading technologies such as our drone detection solutions.

And now, I’ll turn the call to Scott to review our financial performance.

Scott Sproule (CFO)

Thanks, Gene. On a GAAP basis, we reported earnings per share of $0.88 for Q4 and $1.75 for the full-year. On an adjusted basis, our earnings per share for Q4 was $0.89 and $2.20 for the full-year. Our adjusted earnings per share excludes the results of our South African and Heat Transfer operations. As Paul discussed, as part of the change in our segment reporting structure, a small service business in South Africa, which was previously a part of our core operations, is now combined with the South African projects and excluded from adjusted results.

Our prior 2018 guidance included approximately $25 million in revenue and $0.03 of adjusted EPS associated with this business for the full-year. Additionally, we’ve adjusted out one-time costs associated with closing and integrating our recent acquisitions, as well as non-service pension items. Consistent with our accounting practice, in the fourth quarter, we record mark-to-market adjustments to true up our pension actuarial assumptions to our actual experience over the year, and these items have been removed from our adjusted results. In Q4, we also experienced certain favorable discrete tax benefits that were material to our GAAP results, but have been removed from our adjusted results as they’re pertaining to pre-spin activities.

Turning now to our adjusted results, for Q4, revenues increased 13%, driven primarily by the acquisitions in Detection & Measurement and our strong performance in the HVAC segment. Segment income grew $17 million and margin expanded 220 basis points with the largest impact from our strong sales of HVAC heating products and a favorable sales mix in Detection & Measurement. On a full-year basis, revenue increased 8% due to stronger HVAC revenues and acquisitions in Detection & Measurement. Full-year organic revenue growth was approximately 2.3% and segment margin increased 50 basis points due to stronger HVAC margins.

Now, I’ll walk you through the details of our results by segment starting with HVAC. For the quarter, organic revenues increased 13.9% due to the strong sales of our heating products. This includes the effects of strong seasonal demand as well as share gains from our new product additions and channel initiatives. The segment income margins of 20.4% represented an increase of 390 basis points, reflecting both the benefits of higher plant throughput in heating and a favorable comparison with the prior year, which included a charge associated with legal matters and lower plant utilization.

On a full-year basis, revenue was up 13.7% organically, segment income rose 21% and segment margin increased 100 basis points, benefited from higher operating leverage in our heating business. Our heating product sales grew 15.5% in 2018. We estimate that very strong seasonal demand and a competitive win on a large replacement order accounted for about two-thirds of this increase, which we have taken into account as we set our 2019 guidance for the segment.

In Detection & Measurement, revenues increased 28.7% due to the addition of Schonstedt and CUES, both purchased in the first half of 2018. Organic revenue was modestly down due to project timing associated with our fare collection business. Segment income increased approximately 39%, while segment margin of 26.4% is our best quarterly performance since the spin, driven largely by favorable project deliveries, particularly in communication technologies, where several project sales were concentrated in the fourth quarter.

On a full-year basis, revenue increased 23.5% due to the acquisitions, while segment income increased 24% and margins remained constant at 24.4%. Given that the 2018 results included incremental amortization expense associated with the acquisitions, this was a very strong earnings performance for the segment.

In Engineered Solutions, revenues for the quarter increased 4.4%, reflecting higher revenues in both Transformers and process cooling. Segment margin declined 90 basis points largely due to the lower than expected Transformers throughput, partially offset by better mix and execution in process cooling, including increased sales of our components. We saw sequential improvement in our Transformer margins associated with productivity initiatives albeit at a somewhat slower than anticipated pace.

On a full-year basis, segment revenue declined 4.2%, as part of our business model shift in process cooling, and segment income margin declined 140 basis points due to Transformers performance. We continue to make progress on operational improvements in the Transformers business and reflected this in our 2019 guidance expectations for higher segment margins.

Turning now to our financial position at the end of the year, our balance sheet remains solid. We ended the quarter with cash and equivalents of $69 million. For the full-year 2018, we generated adjusted free cash flow of approximately $123 million, representing conversion of adjusted net income of 125%. We continue to target conversion of 110% or better on an annual basis.

As expected, our net leverage ratio declined to 1.7 times towards the lower end of our target range of 1.5 to 2.5 times. Pro forma for the acquisition of Sabik, which closed on February 1, our net leverage would have been 2 times. And we expect our leverage to decline as we generate cash and expand our EBITDA during 2019, particularly over the second half of the year.

Moving on to our full-year 2019 guidance, as a reminder, all the profit and margin figures I will provide exclude amortization expense largely associated with our completed acquisitions. We believe this provides a better comparability measure with prior periods when acquisitions had little or no impact on our results and provides a measure of performance that we believe is more reflective of economic returns. Our 2019 adjusted results will exclude approximately $6 million of amortization expense. In 2018, we had approximately $3 million of amortization expense.

For the full-year 2019, we expect to achieve adjusted earnings per share in a range of $2.50 to $2.65. This represents an increase of about 13.5% at the midpoint compared with

2018 results of $2.27 when amortization expense is excluded. On an adjusted basis, we are targeting revenue of $1.5 billion, an increase of about 4%, segment income margin of approximately 15% and operating income margin of approximately 11%.

Turning to segment guidance, in our HVAC segment, at the beginning of each year, we set guidance that anticipates an average level of seasonal demand in our heating business. As such, after experiencing demand that was well above normal last year, we are setting our guidance for 2019 HVAC revenue at approximately flat with 2018 on a range of $570 million to $580 million and the segment margins modestly higher in a range of 15.5% to 16%.

This anticipates continued solid organic share gains from product and channel initiatives in both heating and cooling, largely offsetting the normalization of seasonal heating demand. If you normalize for year-over-year seasonal heating demand, our segment organic growth rate would be in line with our long-term target range of 2% to 4%. Looking at our performance over a longer period, using our 2019 midpoint guidance, our HVAC revenue growth reflects a three-year CAGR of 4%.

In Detection & Measurement, we expect revenue in a range of $385 million to $395 million, an increase of more than 20%, reflecting the effect of full-year of our 2018 acquisitions, the addition of our Sabik acquisition and organic revenue growth of approximately 3%. Adjusted segment income margins are expected to be 23% to 24%. Given that a portion of our project revenue is not currently in backlog, we believe this is the prudent way to set our guidance.

In Engineered Solutions, we expect revenue of $530 million to $540 million or approximately flat with 2018. Our guidance anticipates growth in Transformers and process cooling component sales, offset by a somewhat more cautious outlook on process cooling service projects. We would expect Engineered Solutions segment income margin to increase by 150 basis points, reflecting the continued shift to a more favorable mix of business in process cooling and continued sequential improvement in the operational performance of Transformers.

Regarding commodity costs and pricing initiatives, in 2018, price/cost represented a headwind of approximately 50 basis points to our full company results. We felt most of this impact in the first half of the year with the effect of price increases helping to mitigate the full-year impact during the second half of 2018. Based on our current expectations for price/cost, we anticipate a similar size tailwind of about 50 basis points in our results for 2019. The impact of this has been included in the segment guidance I just provided.

For our cash flow performance, we continue to target conversion at 110% of adjusted net income. With respect to the South African operations, we continue to progress towards substantial completion of our role in the projects by the end of this year. We expect our net cash usage in South Africa to be nominal on an aggregate basis during 2019 and for our remaining time in South Africa. By comparison, in 2018, we used $24 million of cash in South Africa, which was consistent with our expectations.

As we said before, not all periods will be consistent. We do anticipate quarters of net cash inflow as well as others of net cash outflow. Based on our strong cash flows and minimal usage in South Africa, we expect our net leverage to return to the lower end of our target range, leaving significant flexibility for further capital deployment this year. As always, you’ll find details of other factors driving guidance in the appendix of today’s presentation, including our tax rate, which we expect to be approximately 23%.

Now, I’ll turn the call back to Gene for a review of our end markets and his closing comments.

Gene Lowe (CEO)

Thanks, Scott. Overall, we continue to be well positioned in our end markets for 2019 and beyond. In HVAC Cooling, our order pipeline remains solid. While there are areas of tapering growth, our core North American commercial and institutional base appears steady, consistent with overall macroeconomic fundamentals. In HVAC Heating, we experienced a very strong Q4. Seasonal demand in the first several weeks of the new year was solid overall and our channels appear to remain balanced. We also continue to experience nice traction from our new product and channel initiatives that drove strong sales in Q4.

In Detection & Measurement, we continue to see solid demand for run-rate products and a continued firm level of orders in our project-related businesses. Demand and pricing in the medium power transformer market remain steady and our backlog currently covers production into late 2019. In our process cooling business, we continue to see the benefits of our business model shift towards components. While our overall project end markets remain stable and support our 2019 outlook, we have seen some caution in energy-related projects.

Before I turn the call to Paul, I’d like to say that I’m very pleased with our strong performance and the state of our business as we drive towards another year of growth and value creation. I believe we are in the strongest position since the spin to continue delivering sustainable double-digit earnings growth and substantial cash generation. With three acquisitions complete, our integrations are going well, our investments in our businesses are bearing fruit, and we feel good about achieving our 2019 targets as well as reaching our 2020 goal of $3 per share of adjusted EPS.

The significant positive changes and investments we have executed to reshape our company over the last few years have paid off. We have seen profit, margins and cash flows expand significantly while maintaining a strong balance sheet. This year, we are expecting adjusted EBITDA approaching $200 million, adjusted segment income margins in the mid-teens and solid free cash flow conversion. We also retain the capacity to deploy significant additional capital for further value creation initiatives, including for further organic growth, additional M&A within our growth platforms and other modes of driving value for investors. I look forward to seeing many of you at our Investor Day in March and updating you throughout the year on our progress towards our goals.

And now, I’ll turn it back over to Paul.

Paul Clegg (IR)

Thanks, Gene. Muriel, we are ready to go to questions.

Q&A

Operator

Thank you. Our first question comes from Damian Karas from UBS. Your line is now open.

[Q] - Damian Karas: Hey. Good afternoon, everyone.

[A] - Gene Lowe (CEO): Hey, Damian.

[A] - Scott Sproule (CFO): Hey, Damian.

[A] - Paul Clegg (IR): Hey, Damian.

[Q] - Damian Karas: I did want to let you know that I couldn’t think of a more exciting way to spend Valentine’s Day evening talking quarterly earnings with you all. So, thanks for helping to keep things interesting over here, guys.

[A] - Gene Lowe (CEO): Tough day, Damian. We agree, we agree.

[A] - Paul Clegg (IR): Sorry for the timing, Damian.

[Q] - Damian Karas: I was just kidding, obviously. I do want to start out asking you about HVAC. Obviously, pretty outstanding year exceeding your expectation. But I was hoping you might be able to parse out a little bit your expectations and guidance for the year. It sounds like you’re expecting heating down, mostly for seasonal factors. But could you maybe add a little bit color? What are you thinking on the cooling side? How much growth have you baked into your guidance? And also just curious whether you feel like some of the strength you saw in the fourth quarter was perhaps pull-forward demand, customers just trying to get ahead of some of your most recent round of price increases.

[A] - Scott Sproule (CFO): Hey, Damian. This is Scott. I’ll take the question. So, overall, we’re saying about flat for the year. At a high level, the way to look at this is that the really strong seasonal demand that we saw this year — and if you look at the winter demand, so higher demand in Q1 of 2018 and obviously higher demand in Q4, that winter — those winter seasons combined was the strongest demand we’ve seen in 10 years. So, it really was a tremendous year for us.

If you would normalize that out going into 2019, that’d be about a 3% decline in the revenue profile. So, what we’re doing in our guide is we’re saying that our organic initiatives between new product introductions, channel initiatives and pricing are offsetting that decline. So, you really are seeing an underlying strengthening of the organic initiatives across both cooling and heating, both contributing to that level and being able to maintain the overall level of revenues for 2019.

[Q] - Damian Karas: Okay. But anything you can offer in terms of 1Q? Obviously, the comps are tough, because you did have that stronger heating season last year. But you’ve also had a really cold winter, as evidenced a few weeks ago in the States. How should we be thinking about what the first quarter could look like for the business?

[A] - Scott Sproule (CFO): Yeah. I think in total — in the appendix, we’ve kind of provided what does the segment breakdown by quarter — segment income breakdown by quarter look like over the last couple of years. I’d say you have a similar profile as a percent of the — of obviously a larger year in this year. And as Gene mentioned in his comments, we’ve seen some good demand, not to the same level as last year — Q1 of last year, because if you remember there was a late start to winter at the end of 2016 and some of that volume actually came into 2017 — or sorry, 2017 to 2018, sorry.

[Q] - Damian Karas: Okay, got it. And staying on HVAC, just kind of thinking of the industry, there is a lot of talk out there about possible consolidation. I’m wondering if you have any views on that and what the implications could be for your cooling business if any of the chiller OEMs that you guys pair with were to possibly combine.

[A] - Gene Lowe (CEO): Yeah. Damian, we’re always keeping our eyes on the changing environment, and we see a lot of the discussion and talk about that. It’s something we’re going to stay close to, and if opportunities could arise, we’ll evaluate those. What I would say is in the markets we serve in HVAC, as a reminder, they’re pretty distinct from the chillers, and we have a very strong, we would believe, leadership position in the vast majority of our HVAC product lines. But it could provide some opportunities for us. I’d say it’s something that we’re tracking and if there’s opportunities that arise, we’ll stay close to it.

[Q] - Damian Karas: Okay. And one last quick one. Just wanted to ask you a little bit more color on capital allocation. You talked about still having some good capacity. But as you think back about a year ago, you talked about $600 million that you saw as available through 2020. You have taken a nice bite of the apple here with the three deals probably to the tune of about $250 million. Just curious how you’re thinking about that capacity now and the timing of any future actions. Do you feel like there is a need to maybe take a short-term pause or can this deal machine kind of keep churning?

[A] - Gene Lowe (CEO): Yeah. I’d say, Damian, absolutely not. We actually feel good about our balance sheet. We’re generating a lot of cash, and if you look at our balance sheet, we are going to maintain a very prudent balance sheet. Just to step back on the business development side, I’m very pleased with our business development activities last year. I view 2018 as a year where we really validated our strategies. All three of our acquisitions were in the Detection & Measurement segment. And you look at CUES and Schonstedt, that really has built a very strong locate and inspect platform. We really like how that has built out our platform there. Sabik, we think, is really a nice acquisition that will broaden our flash product offerings. So, these are all proprietary deals. I think these deals will all add real shareholder value, and I think the teams did a great job both on the deal execution and the integration.

This is also going to be something that we go into a lot deeper. This is a part of our business system that we’re going to go — I’d say we’re going to share a lot more of that in March. But to put it very simply to your question for 2019, our strategy remains the same and we still think we have a very attractive opportunity to continue to build out our HVAC and Detection & Measurement platforms. We will be disciplined, and the types of opportunities we see are going to be the same types of businesses that we are, leadership positions, engineered products, niche markets, things that can really help us strengthen our competitive position within our existing platform. So, we view it as a good year and we actually think there is some nice momentum there. And I think in terms of our capacity, anything else you’d like to add there?

[A] - Scott Sproule (CFO): The only thing I’d add, you mentioned from a balance sheet perspective, we feel comfortable about being able to deploy additional capital. As I said, by the end of 2019, we’ll be back towards the low-end of our range, which is not a place we necessarily want to operate at, at natural times. So, we definitely have the capacity there. And then, from a management team capacity, we also have the capacity there. Sabik is a different part of our organization than the CUES and Schonstedt acquisitions were. So, there is — and we freed up some of the other corporate resources that had been — being utilized for integration. So, we do have both balance sheet and people capacity to continue on.

[A] - Gene Lowe (CEO): And one last comment, Damian, we did highlight the $600 million a couple of years ago. Obviously, our EBITDA has increased very significantly, and we’ll be unveiling in March what we see as the opportunity to drive shareholder value over the next couple of years. So, we’ll get into some good detail there.

[Q] - Damian Karas: Okay. Thanks, guys. I’ll pass it along.

Operator

Our next question comes from Brett Linzey from Vertical Research Partners. Your line is now open.

[Q] - Brett Linzey: Hi. Good afternoon, all.

[A] - Scott Sproule (CFO): Hi, Brett.

[A] - Gene Lowe (CEO): Hey, Brett.

[A] - Paul Clegg (IR): Hi, Brett.

[Q] - Brett Linzey: Hey, just want to come back to HVAC. I know you faced some price/cost pressures early in the year — or really through the year as prices feathered in. How was price/cost in the quarter, and if it was negative, how are you thinking about the early part of 2019?

[A] - Scott Sproule (CFO): Yeah. Price/cost was not a significant factor for us in the quarter. So, we feel good about that, because obviously we had — the first half, we saw pressures across the company, a little bit still residual in Q3, and then we really weren’t affected negatively materially either way in Q4. And we have the price increases in place. They are sticking. So, we’re feeling good about being able to really offset the overall company, about 50 bps headwind that we saw in 2018, and offset that in 2019.

[Q] - Brett Linzey: Okay, good. And then, sticking with HVAC, aside from maybe some conservatism and the tough comp you guys do have, is there anything internally that you’re seeing, be it backlog, frontlogs, customer project push-outs that would inform a slower growth scenario in 2019 for HVAC?

[A] - Gene Lowe (CEO): Yeah. Brett, this is Gene. I think what we are seeing in all the reports, all the Dodge reports, all the frontlog, we are still seeing growth in the commercial and institutional markets. As a reminder, the bulk of our company, the bulk of our HVAC is North American-based. So, we’re still seeing growth, but I’d say a little bit lower growth than we had last year. We have a strong frontlog. We have a lot of projects going on. We feel good, but we always track those indices to keep our eyes on that.

The other thing just as a data point, as we’ve communicated many times, we have a significant portion of our company that is replacement demand, and that’s also true for HVAC, where somewhere in the neighborhood of two-thirds of our demand is really just replacement. So, it’s not as linked to new greenfield commercial builds, for example. But that is something that definitely is a material portion of our business and something we’re keeping our eyes on.

[Q] - Brett Linzey: Okay, good. And then, maybe just one on D&M, could you just maybe provide a little bit more color on the divisional level expectation organically for 2019? I know you mentioned Genfare had some push-outs, a little bit of lumpiness there. Any color you could share would be great.

[A] - Scott Sproule (CFO): So, just to clarify on Genfare, as we’re talking about for 2018, there really wasn’t push-outs. If you remember, back in 2017, we had a very large project that was executing in the latter part of the year and that was for San Francisco. So, it just created a tough comp in the year, particularly in Q4. So, it really wasn’t about push-outs. It’s about having to replace something that they didn’t have the same magnitude of an order for. We’re really not going to get into individual business unit kind of what the organic profile looks like. But what I’ll say is we are seeing decent organic growth across most of the portfolio, and as we said, 3% overall for the business. So, we’re feeling good there. And as we’ve talked in the past, roughly two-thirds of the business is run-rate and the other third is project-oriented. And it being earlier in the year and with a lot of the — a good chunk of that project still not in backlog, but feeling good about the order opportunities there, we try to prudently position ourselves with our guidance.

[Q] - Brett Linzey: Okay, good.

[A] - Gene Lowe (CEO): Yeah. The run-rate, which approximately two-thirds of Detection is more run-rate, has been showing nice steady demand. And then, the projects where the teams really did a nice job converting last year, we’re seeing a nice project frontlog, and that’s really more in the communication technologies and then in the transportation side. So, that’s a positive. But as Scott alluded to, we try to balance that as we go into the year.

[Q] - Brett Linzey: Okay, great. I’ll leave it there. Thanks, guys.

[A] - Gene Lowe (CEO): Thanks, Brett.

Operator

And our final question comes from Robert Barry from Buckingham. Your line is now open.

[Q] - Robert Barry: Hey, guys. Good evening.

[A] - Scott Sproule (CFO): Hey, Robert.

[A] - Gene Lowe (CEO): Hey, Robert.

[Q] - Robert Barry: Maybe just starting by picking up on that last question, so should we assume that the growth in Detection in 1Q as a little weaker? I think that would be the kind of last quarter of lapping that project.

[A] - Scott Sproule (CFO): You’re right. We did have a little bit of that project from a transportation perspective in Q1. It will be — obviously, you’re talking about just from an organic perspective, is that correct, Robert?

[Q] - Robert Barry: Yeah, exactly. Just maybe some pressure there and then — yeah.

[A] - Scott Sproule (CFO): Yeah. So, obviously, we’re not giving guide. But it’s going to be — it’ll be weaker than the full-year organic, but we still see some good opportunities from a growth in Q1.

[Q] - Robert Barry: Got it. Could you talk a little bit about what’s happening in the Engineered business? I know you mentioned some productivity issues, some throughput — slower throughput seems to have weighed on margins. I think those came in a bit lower than you were expecting. Just what’s happening there and how that kind of reads through into this year?

[A] - Scott Sproule (CFO): Yeah. So, as you will recall, when we were talking about Q3, there was a number of things that challenged, in particular in the Transformers business throughout the year. So, we started the year with some price/cost headwinds, particularly around opening backlog. We had the hurricane in Q3, and then we did have some productivity issues in the first part of the year. What we feel good about is that sequentially from Q3 to Q4, we did see improvement on the initiatives that have been put into place and the margin expansion. It just didn’t meet quite our expectation that we were wanting to get to. So, we’re seeing improvements, just a little bit slower than anticipated. As we look into 2019, we do see some modest top line growth in the business and significant margin expansion across Engineered Solutions. We called out 150 basis points of improvement, of which Transformers will be a significant portion of the driver of that, as will continuing to mix up in our parts and components initiatives in the process cooling.

[Q] - Robert Barry: Got it. And is there — like how should we think about the cadence of the margin? Is it fairly similar at about 8% all year or is there like seasonality in there?

[A] - Scott Sproule (CFO): Are you talking about the timing of how we’ll start seeing it?

[Q] - Robert Barry: Or just — yeah, like I’m trying to think about how we should model the margins for Engineered sequencing through the year.

[A] - Scott Sproule (CFO): Yeah. It’ll be — you will see sequential — or year-over-year, I should say, improvement throughout the year. There will be steam gathered, if you will, as you go throughout the year.

[Q] - Robert Barry: Okay.

[A] - Scott Sproule (CFO): Q3 is always the lowest quarter of the year. We have plant shutdowns for maintenance purposes in Q3. So, that’s always going to be the lowest quarter of margin performance there.

[Q] - Robert Barry: Got it. Sorry for this, I’m still going through all the material. But the amortization that you are excluding, is that the $6 million that you mention on slide 23?

[A] - Scott Sproule (CFO): Correct.

[Q] - Robert Barry: Okay. So, that’s about, what, $0.11 in 2019?

[A] - Scott Sproule (CFO): Yeah. $0.10 or $0.11, that’s right.

[Q] - Robert Barry: Got it. And then Sabik, did you say, I’m sorry, how much you expect that’s going to add to the outlook?

[A] - Scott Sproule (CFO): We didn’t quantify. We just said it was going to have a relatively modest impact for the year mostly due to the borrowing cost that we have that will be really paid down towards the second half of the year.

[Q] - Robert Barry: Meaning it will be modestly dilutive?

[A] - Scott Sproule (CFO): No, no, no. It’ll be — it’s accretive. It’s just a modest amount from an EPS perspective.

[Q] - Robert Barry: Okay. Got it, got it. I guess just lastly, it sounds like South Africa is mostly in the rearview mirror at this point. I know you had given some outlook for cash flow there. And from a cash flow perspective, is that like kind of a low-single-digit-million kind of outflow this year or how should we think about that?

[A] - Scott Sproule (CFO): Yeah. I think for South Africa, just going back to the beginning of last year, we said it will be $25 million to $30 million in net usage for the projects for the completion of our time in the projects, which was going to be front-end loaded, right. And so, obviously, we reported we’d do the full year about $24 million of net usage. So, we expect that there could be some modest — and I think it would be modest single-digit type of net for the year if you’re looking at 2019. There could be periods where there’ll be pluses and minuses associated with that, just timing of inflows and outflows on the project.

So, we’re feeling good about where we are. We have one last work stream that we are working on. So, we had very significant progress on achieving our milestones we set out to achieve in 2018. So, we feel very good. We’re always cautious with South Africa. It’s just — it’s a volatile environment, just the overall environment for the country and then these projects. But we’re feeling good that we’re completing our construction works by the end of the year.

[Q] - Robert Barry: All right. Thanks, Scott.

[A] - Scott Sproule (CFO): Thanks.

Operator

We have a follow-up question from Damian Karas. Your line is now open.

[Q] - Damian Karas: Hey. Can you hear me?

[A] - Paul Clegg (IR): We can hear you now, Damian, yeah.

[Q] - Damian Karas: Great. Sorry about that. I just wanted to ask a quick follow-up on the Transformer business. It sounds like you don’t have expectations of any transformative change in the environment there. Just kind of curious, thinking about if you sort of remain in a more sluggish pricing and growth environment, longer term, do you still see a margin opportunity in Transformers? And I’m just curious if you could maybe elaborate on whether you’re seeing any notable differences in the quarter between the small, medium and the higher voltage classes.

[A] - Gene Lowe (CEO): Yeah. Damian, this is Gene. Let me take a crack at that. I think with Transformers, what I would say and what we’ve talked about over the past couple of years is it is a fairly competitive market. We think we have a really good business with a strong competitive position, really a leader in the medium power transformer market, and that’s the largest portion of the transformer market. I think if you look at 2016 and 2017, really nice operational improvement, as we talked about getting up to low-teens EBITDA margins, really nice positive impacts. But we did take a step backwards in 2018. And the biggest things that impact us was there is a lot of impacts on input costs and the tariffs, and some of the flow-through of those.

But there’s also — we went a little bit backwards in execution. And where I sit, we are seeing nice sequential progress in the performance of the team. We have seen a lot of initiatives getting that business to where we want it to be. But the way I think about that business, as we’ve talked about, is one, we think there is more margins dollars there and the team is very focused on all of the operational excellence, value engineering, engineering design processes to continue to expand margins there. And we do think there is opportunities there. But to have a really significant impact on margin, you’d have to get price.

We had mentioned we had been pushing for price in a couple of areas last year, and we’d seen some pockets of price. But we don’t think the pricing level has really changed that much in the market today. And so, what we’ve always said is we’re not going to sit around and wait for price to happen. We’re going to improve our operations. We’re going to improve our — the engineering design of our products. We’re going to improve our productivity. We’re going to improve our cost position. And that is what really drove a lot of the margins in the first couple of years. So, I feel good about where we are. I do believe we’re going to bounce back in Engineered Solutions, and I do think there’s further margin opportunities there.

[A] - Scott Sproule (CFO): And Damian, this is Scott. I just want to add. I think we spend a lot of time looking at this, and I do think that there were a lot of more one-time unusual items that impacted us in 2018. We have our arms around those. We do feel like this business at a normal operational level is a — as Gene said, kind of a lower mid-teens EBITDA margin business. And we feel good about that. We feel good about demonstrating that in 2019, and then growing on there as we move forward. So, I think there is still a lot of value creation to come here.

[Q] - Damian Karas: Okay, that’s really helpful. Thanks again.

[A] - Gene Lowe (CEO): Thanks, Damian.

Operator

And I’m not showing any further questions at this time. I would now like to turn the call back over to Paul Clegg (IR) for any further remarks.

Paul Clegg (IR)

Thanks, Muriel, and thanks to all of you for joining the call today. We look forward to seeing many of you at our Analyst Day in New York next month and updating you again next quarter. Have a good evening.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program and you may all disconnect. Everyone, have a wonderful day.

[Call ended]